Exhibit 99.1

Reed’s Appoints Thomas Kosler to Board of Directors

Norwalk, CT, (July 7, 2022) — Reed’s, Inc. (NASDAQ: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, all-natural ginger beverages, has appointed Thomas Kosler to its board of directors, effective July 1, 2022. Kosler, who will also chair Reed’s Audit Committee, replaces Rhonda Kallman, who has departed to pursue other interests.

Kosler is a veteran finance executive with more than 40 years of experience in accounting, investments and valuation. He began his career at Ernst & Young LLP (previously Arthur Young & Co.) and founded Kosler & Co., a boutique CPA and consulting firm, in 1982. Kosler was also the founder and managing partner of Brookhill Financial, an investment management firm, which he led from 2001 until his retirement in 2018.

“Tom brings a wealth of finance and accounting expertise to our board,” said Reed’s Chairman John Bello. “His exemplary track record across multiple key functions including audit, tax and compliance will be a strong asset to the team, in addition to his invaluable perspective as an operator and leader of multiple successful businesses.”

Kosler added: “Reed’s has an exceptional brand heritage with a long history of providing high-quality, all-natural products to a loyal customer base. I look forward to working with the team as they capitalize on multiple growth and profitability initiatives, including the ramp up of newer products such as Reed’s Ginger Ale, Classic Mule and Hard Ginger Ale.”

Kosler earned a B.B.A. in Accounting from the University of Wisconsin - Milwaukee. Prior to his retirement, he was a licensed Certified Public Accountant, a Certified Valuation Analyst, a Registered Investment Advisor Representative and was accredited in business valuations by the AICPA.

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in all-natural, ginger-based beverages. Crafted using real ginger and premium ingredients, the Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules, ginger shots, and ginger candies. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, all-natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with all-natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829